Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Matinas BioPharma Holdings, Inc. on Form S-3 (No. 333-272580) and Form S-8 (Nos. 333-198488, 333-203141, 333-210495, 333-215456, 333-222912, 333-237315, 333-253659, 333-264095 and 333-271059) of our report dated April 15, 2025, on our audits of the financial statements as of December 31, 2024 and 2023 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 15, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EISNERAMPER LLP

EISNERAMPER LLP
Iselin, New Jersey
April 15, 2025